Exhibit (a)(1)(D)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
BRIGHAM EXPLORATION COMPANY
at
$36.50 NET PER SHARE
Pursuant to the Offer to Purchase dated October 28, 2011
by
FARGO ACQUISITION INC.,
an indirect, wholly owned subsidiary of

STATOIL ASA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, NOVEMBER 30, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 28, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Fargo Acquisition Inc., a Delaware corporation (“Purchaser”) and an indirect, wholly owned subsidiary of Statoil ASA, a public limited liability company organized under the laws of Norway (“Statoil”), to act as the information agent in connection with Purchaser’s offer to purchase all of the shares of common stock, par value $0.01 per share (“Shares”), of Brigham Exploration Company, a Delaware corporation (“Brigham”), that are issued and outstanding at a price of $36.50 per Share, net to the seller in cash (such price, or any higher price per Share paid in the Offer, the “Offer Price”), without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated October 28, 2011 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer.” The Offer to Purchase and related Letter of Transmittal are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY (THE “BRIGHAM BOARD”) UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. A letter to stockholders of Brigham from the Chief Executive Officer of Brigham, accompanied by Brigham’s Solicitation/Recommendation Statement on Schedule 14D-9; and

6. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Wednesday, November 30, 2011, unless the Offer is extended.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 17, 2011 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Statoil, Purchaser and Brigham. Following the consummation of the Offer and the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Brigham (the “Merger”), with Brigham continuing as the surviving corporation in the Merger and as an indirect, wholly owned subsidiary of Statoil. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares then owned by Statoil, Purchaser, Brigham or any of their respective direct or indirect wholly owned subsidiaries and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 of the Offer to Purchase) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

After careful consideration, the Brigham Board has unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of Brigham and its stockholders, (2) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommended that the stockholders of Brigham accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

In order for a Brigham stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

•	for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described in Section 3 of the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described in Section 3 of the Offer to Purchase before the Expiration Date. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Innisfree M&A Incorporated (the “Information Agent”)) for soliciting tenders of Shares pursuant to the Offer.

Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall render you the agent of Statoil, Purchaser, Brigham, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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